Calculation of Filing Fee Tables
S-8
MERIT MEDICAL SYSTEMS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	500,000	$ 63.764	$ 31,882,000.00	0.0001381	$ 4,402.90
Total Offering Amounts:						$ 31,882,000.00		$ 4,402.90
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,402.90
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered an indeterminable number of additional shares of common stock as may become issuable under the 2026 Equity Incentive Plan by reason of certain transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act. The maximum offering price per share is based upon 95% of the average of the high and low prices of the common stock on the Nasdaq Global Select Market on June 23, 2026. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance will be 95% of the fair market value of a share of Common Stock on the applicable offering purchase date. The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources